Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

EXACTTARGET, INC.
Pursuant to Section 102 of the
Delaware General Corporation Law

        ExactTarget, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

        A.    The original name of this corporation is ExactTarget, Inc. and the date of filing the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was July 14, 2004.

        B.    Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation restates and integrates and amends the provisions of the Certificate of Incorporation of the corporation.

        C.    The text of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

        FIRST.    The name of the Corporation is ExactTarget, Inc. (the "Corporation").

        SECOND.    The address of the Corporation's registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Zip Code 19801. The name of its registered agent at such address is The Corporation Trust Company.

        THIRD.    The purpose of the Corporation is to engage in any lawful act or activity for which Corporations may be organized under the General Corporation Law of the State of Delaware ("DGCL").

        FOURTH.    The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock", each with a par value of $0.001 per share. The Corporation is authorized to issue 25,000,000 shares of Common Stock and 13,363,262 shares of Preferred Stock. The Preferred Stock shall be divided into separate series designated as Series A Preferred Stock, consisting of 3,462,500 shares, Series B Preferred Stock, consisting of 1,034,840 shares, Series C Preferred Stock, consisting of 5,865,922 shares and Series D Preferred Stock, consisting of 3,000,000 shares. The Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and Series D Preferred Stock are herein collectively referred to as the "Preferred Stock".

        The rights, preferences, privileges and restrictions granted to or imposed upon the Common Stock and Preferred Stock are as follows:

        1.     Dividends.

          (a)   The holders of Series A Preferred Stock shall be entitled to receive dividends, out of any funds legally available therefor, at the rate of $.015 per share per annum (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring after the date on which the limited liability company units which were converted into shares of Series A Preferred Stock on July 15, 2004 were first issued by ExactTarget, LLC, the Corporation's predecessor (the "Series A Original Issue Date")), commencing on the Series A Original Issue Date. The holders of Series B Preferred Stock shall be entitled to receive dividends, out of funds legally available therefor, at the rate of $.021155 per share per annum (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring after the date on which the limited liability company units which were converted into shares of Series B Preferred Stock on July 15, 2004 were first issued by ExactTarget, LLC, the Corporation's predecessor (the "Series B Original Issue Date")), commencing on the Series B Original Issue Date. The holders of Series C Preferred Stock shall be entitled to receive dividends, in preference to any other equity securities of the Corporation (including the Series A Preferred Stock, the Series B Preferred Stock and Series D Preferred Stock), out of funds legally available therefor, at the rate of $.0716 per share per annum (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring from and after July 15, 2004 (the "Series C Original Issue Date" and, together with the Series A Original Issue Date and the Series B Original Issue Date, the "Issue Date")) through and including July 14, 2007. The holders of Series D Preferred Stock shall not be entitled to receive any dividends, unless otherwise declared by the Board of Directors. Dividends on each share of Series A Preferred Stock and each share of Series B Preferred Stock shall be cumulative and shall accrue on each share from and including the applicable Issue Date of such share, and shall accrue from day to day, whether or not earned or declared and whether or not there are profits, surplus, or other funds of the Corporation legally available for the payment of such dividends. Dividends on each share of Series C Preferred Stock shall be cumulative and shall accrue on each share from and including the Series C Original Issue Date through and including July 14, 2007, and shall accrue from day to day, whether or not earned or declared and whether or not there are profits, surplus, or other funds of the Corporation legally available for the payment of such dividends.

          (b)   No dividend shall be declared or paid on the Common Stock in any year, other than dividends payable solely in additional shares of Common Stock, until all accrued but unpaid dividends on the Preferred Stock have been paid in full in cash (with the Series C Preferred Stock receiving such dividends prior and in preference to any other series of Preferred Stock) and no dividends on the Common Stock shall be paid unless dividends are also declared and paid on the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, in cash, in the same amounts per share (on an as converted to Common Stock basis) as paid in respect of the Common Stock, with the Series C Preferred Stock receiving such dividends prior and in preference to any other series of Preferred Stock, (which amount shall be in addition to the preferential dividends payable in accordance with this Section 1) on an as converted to Common Stock basis.

        2.     Liquidation.

          (a)   Preferred Stock Preference. In the event of any liquidation, dissolution or winding up of the Corporation, either voluntarily or involuntarily or a Sale of the Corporation (as defined below) (a "Liquidation"), prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of Common Stock by reason of their ownership thereof and out of the assets or surplus of the Corporation legally available therefor, (i) each holder of the Series A Preferred Stock shall be entitled to receive, in respect of each share of Series A Preferred Stock, the greater of (A) $.30 per share (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series A Preferred Stock after the Series A Original Issue Date) plus an amount equal to all accrued but unpaid dividends on such share of Series A Preferred Stock through and including the date of the Liquidation or (B) the amount that would have been received in respect of such share of Series A Preferred Stock if such share of Series A Preferred Stock had been converted into Common Stock immediately prior to the Liquidation in accordance with Section 3 hereof assuming each share of the other series of Preferred Stock is converted to Common Stock in accordance with Section 3 hereof and all vested options, warrants and other convertible securities (including such securities as shall vest upon a Liquidation) are converted to Common Stock in accordance with their respective terms (the "Series A Liquidation Preference"), (ii) each holder of the Series B

  Preferred Stock shall be entitled to receive, in respect of each share of Series B Preferred Stock, the greater of (A) $.4231 per share (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series B Preferred Stock after the Series B Original Issue Date) plus an amount equal to all accrued but unpaid dividends on such share of Series B Preferred Stock through and including the date of the Liquidation or (B) the amount that would have been received in respect of such share of Series B Preferred Stock if such share of Series B Preferred Stock had been converted into Common Stock immediately prior to the Liquidation in accordance with Section 3 hereof assuming each share of the other series' of Preferred Stock is converted to Common Stock in accordance with Section 3 hereof and all vested options, warrants and other convertible securities (including such securities as shall vest upon a Liquidation) are converted to Common Stock in accordance with their respective terms (the "Series B Liquidation Preference"), (iii) each holder of the Series C Preferred Stock shall be entitled to receive in respect of each share of Series C Preferred Stock the sum of (A) $1.79 per share (the "Series C Purchase Price") (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date) plus (B) the amount (the "Series C Participation") that would have been received in respect of such share of Series C Preferred Stock, after the payment of the Series C Purchase Price in respect thereof, if such share of Series C Preferred Stock had been converted into Common Stock immediately prior to the Liquidation in accordance with Section 3 hereof assuming each share of the other series of Preferred Stock is converted to Common Stock in accordance with Section 3 hereof and all vested options, warrants and other convertible securities (including such securities as shall vest upon a Liquidation) are converted to Common Stock in accordance with their respective terms (the collective amounts specified in this clause (iii), the "Series C Liquidation Preference"); provided however that the sum of the Series C Purchase Price plus the Series C Participation payable on a Liquidation (excluding the portion of the Series C Participation payable in respect of the shares of Common Stock which would be issuable upon the conversion of accrued and unpaid dividends on the Series C Preferred Stock in accordance with Section 3 hereof) shall not exceed the Series C Limit (as defined below); and (iv) the holders of Series D Preferred Stock shall not be entitled to any liquidation preference with respect to their shares of Series D Preferred Stock.

          (b)   The term "Series C Limit" shall mean, with respect to each share of Series C Preferred Stock, in connection with a proposed or impending Liquidation (i) if the Net Proceeds received or to be received in respect of a Liquidation are less than or equal to the Initial Threshold, two times the Series C Purchase Price (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date); (ii) if the Net Proceeds received or to be received in respect of a Liquidation are greater than the Initial Threshold and less than the Second Threshold, a multiple of the Series C Purchase Price (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date) which shall be interpolated in a linear manner based upon the actual Net Proceeds received between two times and 2.19 times the Series C Purchase Price (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date); and (iii) if Net Proceeds received in respect of a Liquidation are equal to or greater than the Second Threshold, 2.19 times the Series C Purchase Price (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date). The term "Net Proceeds" shall mean the actual net proceeds received or to be received by the Corporation or its stockholders in respect of a Liquidation reduced by all (i) costs, fees, expenses in respect of such

  Liquidation, (ii) indebtedness prepaid, repaid or required to be prepaid or repaid, (iii) all taxes paid or payable in respect thereof. Any contingent consideration, earnout or deferred consideration shall be valued for purposes hereof by the Board at the fair market value thereof, taking into account all relevant factors, including, likelihood of actual receipt thereof, creditworthiness of the obligor and discounts for minority position and illiquidity. The term (a) "Initial Threshold" shall mean, in connection with any proposed or impending Liquidation, an amount of Net Proceeds that if payable to the Corporation or its stockholders upon a Liquidation, would result in each share of Series C Preferred Stock receiving $3.58 (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date) in accordance with Section 2(a)(iii) hereof (excluding any payments made or payable in respect of shares of Common Stock which would be issuable upon the conversion of accrued and unpaid dividends on the Series C Preferred Stock in accordance with Section 3 hereof), assuming that the Series C Limit was not applicable, and (b) "Second Threshold" shall mean, in connection with any proposed or impending Liquidation, an amount of Net Proceeds that if payable to the Corporation or its stockholders upon a Liquidation, would result in each share of Series C Preferred Stock receiving $3.92 (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date) (excluding any payments made or payable in respect of shares of Common Stock which would be issuable upon the conversion of accrued and unpaid dividends on the Series C Preferred Stock in accordance with Section 3 hereof) assuming (i) such share were converted to Common Stock in accordance with Section 3 hereof (based solely on the Issuance Price) immediately prior to a Liquidation, and (ii) each share of all other series of Preferred Stock is converted to Common Stock in accordance with Section 3 hereof and all vested options, warrants and other convertible securities (including such securities as shall vest upon a Liquidation) are converted to Common Stock in accordance with their terms.

          (c)   "Sale of the Corporation" shall mean (i) any merger or consolidation of the Corporation into or with another entity (except one in which the holders of the equity securities of the Corporation immediately prior to such merger or consolidation continue to hold at least a majority of the voting power of the equity securities of the surviving corporation), (ii) any sale of all or substantially all of the assets of the Corporation, (iii) any other transaction or series of transactions pursuant to, or as a result of, which a single person (or group of affiliated persons) acquires (from the Corporation or directly from the equity holders of the Corporation) or holds equity securities of the Corporation representing a majority of the Corporation's outstanding voting power or (iv) a sale (or multiple sales) of one or more subsidiaries of the Corporation (whether by way of merger, consolidation, reorganization or sale of all or substantially all assets or securities) which constitute all or substantially all of the consolidated assets of the Corporation.

          (d)   Distributions of the Series A Liquidation Preference made to the holders of Series A Preferred Stock and distributions of the Series B Liquidation Preference made to the holders of Series B Preferred Stock shall be made before and in preference to any distribution to the holders of Common Stock, or any other class or series of stock which ranks junior to the Series A Preferred Stock and Series B Preferred Stock. If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Series A Liquidation Preference to which they shall be entitled and to pay the holders of shares of Series B Preferred Stock the full Series B Liquidation Preference to which they shall be entitled, the holders of Series A Preferred Stock and the holders of Series B Preferred Stock shall share pro rata in any distribution of assets in accordance with their respective Series A Liquidation Preference and/or Series B Liquidation Preference, as the case may be.

          (e)   Distributions of the Series C Liquidation Preference made to the holders of Series C Preferred Stock shall be made before and in preference to any distribution to the holders of Common Stock, or any other class or series of stock which ranks junior to the Series C Preferred Stock (including the Series A Preferred Stock, the Series B Preferred Stock, and the Series D Preferred Stock). If upon any Liquidation the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C Preferred Stock the full Series C Liquidation Preference to which they shall be entitled, the holders of Series C Preferred Stock shall share pro rata in any distribution of assets in accordance with their respective Series C Liquidation Preference.

          (f)    Upon completion of the distributions of the Series C Liquidation Preference, the Series B Liquidation Preference and the Series A Liquidation Preference in accordance with Sections 2(a), (b), (d) and (e) above, all of the remaining assets and surplus funds available for distribution to stockholders shall be distributed among the holders of Common Stock and Series D Preferred Stock, pro rata, based upon the number of shares of Common Stock held by each (or, in the case of the Series D Preferred Stock, the number of shares of Common Stock into which such shares then could be converted).

          (g)   Notwithstanding the foregoing, upon any Liquidation, each holder of the Series C Preferred Stock shall be entitled to receive the greater of (i) the amount such holder would have received under Section 2(a) and 2(b) above and (ii) the amount such holder would have received if such holder had converted his, her or its shares of Series C Preferred Stock into shares of Common Stock in accordance with Section 3.

          (h)   If the consideration distributed by the Corporation or received by its stockholders pursuant to this Section 2 or for any other purpose is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of the Corporation (the "Board"). Notwithstanding the foregoing, any securities shall be valued as follows:

            (i)    with respect to securities not subject to investment letter or other similar restrictions on free marketability (which are covered by (ii) below):

              (A)  if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the thirty (30) day period ending three (3) days prior to the closing;

              (B)  if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing, and

              (C)  if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board; and

            (ii)   with respect to securities which are subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a shareholder's status as an affiliate or former affiliate), the method of valuation shall be to make an appropriate discount from the market value determined as above in (i)(A), (B) or (C) to reflect the approximate fair market value thereof, as determined in good faith by the Board.

          (i)    The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders' meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after the Corporation has given the first notice provided for herein or sooner than five (5) business days after the Corporation has given notice of material changes provided for herein; provided, however, that, with respect to the Series A Preferred Stock and the Series B Preferred Stock, such periods may be shortened upon the written consent of those holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as converted to Common Stock basis, with respect to the Series C Preferred Stock, such periods may be shortened upon the written consent of those holders of at least a majority of the then outstanding shares of Series C Preferred Stock, and, with respect to the Series D Preferred Stock, such periods may be shortened upon the written consent of those holders of at least a majority of the then outstanding shares of Series D Preferred Stock.

          (j)    In the event the requirements of this Section 2 are not complied with, the Corporation shall forthwith either:

            (i)    cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

            (ii)   cancel such transaction.

        3.     Conversion. The holders of Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

          (a)   Right to Convert. Each share of Preferred Stock shall be convertible, without the payment of any additional consideration by, and at the option of, the holder thereof, at any time and from time to time, into such number of fully paid and nonassessable shares of Common Stock as is determined (i) in the case of each share of Series C Preferred Stock, by the quotient of (A) the sum of (x) the Issuance Price (as provided herein) of such share of Series C Preferred Stock, (y) any accrued and unpaid dividends on such share of Series C Preferred Stock from the Series C Original Issue Date through and including July 14, 2007 that have accrued pursuant the terms of Section 1(a) hereof and (z) any declared and unpaid dividends on such share of Series C Preferred Stock that have been declared pursuant to the terms of Section 1(b) hereof and (B) the applicable Conversion Price (as provided herein) in effect at the time of conversion; and (ii) in the case of any other series of Preferred Stock, by the addition of (x) the quotient of the applicable Issuance Price (as provided herein) of such share of Preferred Stock and the applicable Conversion Price, in effect at the time of conversion, plus (y) the quotient of the accrued and unpaid dividends thereon and the fair market value of a share of Common Stock at the time of conversion (as determined by the Board in good faith). The Issuance Price for the Series A Preferred Stock shall be $.30 per share, the Issuance Price for the Series B Preferred Stock shall be $.4231 per share, the Issuance Price for the Series C Preferred Stock shall be $1.79 per share and the Issuance Price for the Series D Preferred Stock shall be $4.00 per share. The Conversion Price for the Series A Preferred Stock shall initially be $.30 per share, the Conversion Price for the Series B Preferred Stock shall initially be $.4231 per share, the Conversion Price for the Series C Preferred Stock shall initially be $1.79 per share, and the Conversion Price for the Series D Preferred Stock shall initially be $4.00 per share, and, in each case, shall be subject to adjustment as provided below. The number of shares of Common Stock into which a share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock is convertible is hereinafter referred to as the "Conversion Rate" of such series of Preferred Stock. In the event of a notice of redemption pursuant to Section 6 below, the Conversion Rights of the Series A Preferred Stock and the Series B Preferred Stock set forth in this Section 3(a) shall terminate at the close of business on the fifth (5th) full day preceding the date fixed for redemption, unless the Redemption Price (as defined in Section 6) is not paid when due, in which case the Conversion Rights for such Preferred Stock shall continue until such price is paid as provided in Section 6. In the event of a Liquidation of the Corporation, the Conversion Rights shall terminate at the close of business on the first (1st) full day preceding the date fixed for the payment of any amounts distributable to the holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock upon Liquidation.

          (b)   Automatic Conversion.

            (i)    Each share of Series A Preferred Stock and Series B Preferred Stock automatically shall be converted into shares of Common Stock at its then effective Conversion Rate upon the earlier to occur of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), covering the offer and sale of Common Stock for the account of the Corporation to the public resulting in at least ten million dollars ($10,000,000) in gross proceeds and a pre-offering valuation of the Corporation of at least forty million dollars ($40,000,000) (a "Series A/B QPO") or (ii) the Corporation's receipt of the written consent of the holders of at least seventy-five percent (75%) of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as converted to Common Stock basis.

            (ii)   Each share of Series C Preferred Stock automatically shall be converted into shares of Common Stock at its then effective Conversion Rate upon the earlier to occur of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act underwritten by a nationally recognized underwriter satisfactory to the holders of a majority of the Series C Preferred Stock resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than forty million dollars ($40,000,000) and a per share price of not less than three (3) times the Series C Purchase Price (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date) (a "Series C QPO") or (ii) the Corporation's receipt of the written consent of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock.

            (iii)  Each share of Series D Preferred Stock automatically shall be converted into shares of Common Stock at its then effective Conversion Rate upon the earlier to occur of (i) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act underwritten by a nationally recognized underwriter satisfactory to the holders of a majority of the Series D Preferred Stock resulting in aggregate proceeds (net of underwriting discounts and commissions) to the Corporation of not less than forty million dollars ($40,000,000) and a per share price of not less than three (3) times the Series D Purchase Price (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series D Preferred Stock after November 8, 2006 (the "Original Series D Issue Date") (a "Series D QPO"); (ii) the Corporation's receipt of the written consent of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock; or (iii) the conversion of all of the Series C Preferred Stock (whether in accordance with Section 3(b)(ii) above or otherwise).

          (c)   Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into full shares of Common Stock and to receive certificates therefor, he, she or it shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Preferred Stock (or, if the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed, such holder shall execute an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates in lieu of providing such certificates), and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to the Corporation or its transfer agent as provided above or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after such delivery, or such agreement and indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Preferred Stock a certificate or certificates for the number of shares of Common Stock to which the holder shall be entitled and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Common Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, or in the case of automatic conversion on the date of closing of the offering, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. If the conversion is in connection with a public offering of securities of the Corporation, the conversion shall be conditioned upon the closing with the underwriters of the sale of requisite securities provided in Section 3(b) pursuant to such offering, and the conversion shall not be deemed to have occurred until immediately prior to the closing of such sale of securities.

          (d)   Fractional Shares. In lieu of any fractional shares to which the holder of a series of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of such series of Preferred Stock as determined in good faith by the Board. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of a series of Preferred Stock of each holder at the time of conversion into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

          (e)   Adjustment of Conversion Price. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

            (i)    If at any time after the Series A Original Issue Date, in the case of Series A Preferred Stock, at any time after the Series B Original Issue Date, in the case of Series B Preferred Stock, or at any time after the Series C Original Issue Date, in the case of Series C Preferred Stock, the Corporation shall issue (or, pursuant to subsection 3(e)(i)(2)(c) hereof, shall be deemed to have issued) any Common Stock other than "Excluded Stock" (as defined below) for a consideration per share less than the Conversion Price in effect for the particular series of Preferred Stock immediately prior to the issuance of such Common Stock (excluding stock dividends, subdivisions, split-ups, combinations, dividends or recapitalizations), the Conversion Price for such series of Preferred Stock in effect immediately before each such issuance shall, upon such issuance (except as provided in this Section 3(e)), be lowered to a price equal to the quotient obtained by dividing:

        (1)   an amount equal to the sum of

          a)    the total number of shares of Common Stock outstanding immediately prior to such issuance, assuming conversion or exercise of any outstanding debt or equity securities which are convertible into Common Stock and conversion or exercise of all options, warrants or other rights to purchase Common Stock (and debt or equity securities which are convertible into Common Stock) immediately prior to such issuance, multiplied by the Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance, plus

          b)    the aggregate consideration received by the Corporation upon such issuance, by

        (2)   the total number of shares of Common Stock outstanding immediately prior to such issuance, assuming conversion or exercise of any outstanding debt or equity securities which are convertible into Common Stock and conversion or exercise of all options, warrants or other rights to purchase Common Stock (and debt or equity securities which are convertible into Common Stock) immediately prior to such issuance, plus the number of shares of Common Stock actually issued (or deemed to have been issued, whether pursuant to subsection 3(e)(i)(c) or otherwise) in the transaction which resulted in the adjustment pursuant to this subsection 3(e)(i).

        For the purposes of any adjustment of the Conversion Price for a series of Preferred Stock pursuant to this clause (i), the following provisions shall be applicable:

          a)    In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any underwriting discounts or commissions paid or incurred by the Corporation in connection with the issuance and sale thereof.

          b)    In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board, irrespective of generally accepted accounting treatment.

          c)     In the case of the issuance of (i) options to purchase or rights to subscribe for Common Stock (other than Excluded Stock), (ii) securities by their terms convertible into or exchangeable for Common Stock (other than Excluded Stock) or (iii) options to purchase or rights to subscribe for such convertible or exchangeable securities:

            (A)  the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential anti-dilution adjustments) and for a consideration equal to the consideration (determined in the manner provided in subdivisions (a) and (b) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

            (B)  the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities, or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof (assuming the satisfaction of any conditions to conversion or exercisability in each case, including without limitation, the passage of time, but without taking into account potential antidilution adjustments), shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash paid on account of accrued interest or accrued dividends), plus the additional minimum consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subdivisions (a) and (b) above);

            (C)  on any change in the number of shares or exercise price of Common Stock deliverable to the Corporation upon exercise of any such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, other than a change resulting from the antidilution provisions thereof, the Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

            (D)  on the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of a series of Preferred Stock shall forthwith be readjusted to such Conversion Price as would have obtained had the adjustment made upon the issuance of such options, rights, convertible or exchangeable securities or options or rights related to such convertible or exchangeable securities, as the case may be, been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such convertible or exchangeable securities or upon the exercise of the options or rights related to such convertible or exchangeable securities, as the case may be; provided that, any such readjustment shall not have the effect of increasing the Conversion Price of any series of Preferred Stock to an amount which exceeds the Conversion Price existing immediately prior to the time of the original adjustment to which such readjustment relates (as reduced by unrelated adjustments).

          d)    In the case of any option or convertible security with respect to which the maximum number of shares of Common Stock issuable upon exercise or conversion or exchange thereof is not determinable, no adjustment to the Conversion Price shall be made until such number becomes determinable.

        "Excluded Stock" shall mean:

        (1)   all shares of Common Stock or other securities convertible into or exercisable or exchangeable for Common Stock issued and outstanding as of the Series A Original Issue Date, in the case of Series A Preferred Stock, the Series B Original Issue Date, in the case of Series B Preferred Stock, the Series C Original Issue Date in the case of Series C Preferred Stock; provided, however, only to the extent disclosed in the Securities Purchase Agreement (as hereinafter defined), in the case of the Series C Preferred Stock;

        (2)   all shares of Common Stock issued or issuable upon conversion or exercise of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock;

        (3)   all shares of Common Stock or other securities issued or issuable as a dividend or distribution on Common Stock or Preferred Stock;

        (4)   all shares of Common Stock or other securities, or options or warrants to purchase Common Stock or other securities, issuable to employees, officers, directors or consultants for the primary purpose of retaining their services pursuant to any plan, arrangement, agreement, contract or plan, including any incentive stock plan, approved by the Board (and all shares of Common Stock or other securities issued upon exercise or conversion thereof) not to exceed an aggregate of 1,113,232 shares of Common Stock (or other such securities, options or warrants) after the Series C Original Issue Date (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Common Stock or such other securities after such date);

        (5)   all securities issuable in a merger, consolidation, acquisition, strategic alliance or similar business combination that is approved by the Board, not to exceed an aggregate of 1,006,703 shares of Common Stock or Common Stock equivalents since the Series C Original Issue Date (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like); and

        (6)   all securities issued or issuable to suppliers, lessors, lenders or technology providers to the Corporation pursuant to any plan or arrangement approved by the Board, not to exceed an aggregate of 193,206 shares of Common Stock or Common Stock equivalents since the Series C Original Issue Date (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like).

          (ii)   If the number of shares of Common Stock outstanding at any time after the Series A Original Issue Date, in the case of the Series A Preferred Stock, the Series B Original Issue Date, in the case of the Series B Preferred Stock, the Series C Original Issue Date, in the case of the Series C Preferred Stock, or the Series D Original Issue Date, in the case of the Series D Preferred Stock, is increased by a stock dividend payable in shares of Common Stock (or options or rights to acquire Common Stock) or by a subdivision or split-up of shares of Common Stock, then, on the date such payment is made or such change is effective, the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock of such series shall be increased in proportion to such increase of outstanding shares.

          (iii)  If the number of shares of Common Stock outstanding at any time after the Series A Original Issue Date, in the case of the Series A Preferred Stock, the Series B Original Issue Date, in the case of the Series B Preferred Stock, the Series C Original Issue Date, in the case of the Series C Preferred Stock, or the Series D Original Issue Date, in the case of the Series D Preferred Stock, is decreased by a combination of the outstanding shares of Common Stock, then, on the effective date of such combination, the Conversion Price of each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of any shares of Preferred Stock of such series shall be decreased in proportion to such decrease in outstanding shares.

          (iv)  In the event, at any time after the Series A Original Issue Date, in the case of the Series A Preferred Stock, the Series B Original Issue Date, in the case of the Series B Preferred Stock, the Series C Original Issue Date, in the case of the Series C Preferred Stock, or the Series D Original Issue Date, in the case of the Series D Preferred Stock, of any capital reorganization, or any reclassification of the stock of the Corporation (other than as a result of a stock dividend or subdivision, split-up or combination of shares), or the consolidation or merger of the Corporation with or into another person (other than a consolidation or merger in which the Corporation is the continuing entity and which does not result in any change in the Common Stock), the shares of Preferred Stock shall, after such reorganization, reclassification, consolidation, merger, sale or other disposition, be convertible into the kind and number of shares of stock or other securities or property of the Corporation or otherwise to which such holder would have been entitled if immediately prior to such reorganization, reclassification, consolidation, merger, sale or other disposition such holder had converted its shares of Preferred Stock of such series into Common Stock. The provisions of this clause (iv) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or other dispositions.

          (v)   All calculations under this Section 3 shall be made to the nearest cent or to the nearest one hundredth (1/100) of a share, as the case may be.

          (f)    Minimal Adjustments. No adjustment in the Conversion Price for any series of Preferred Stock need be made if such adjustment would result in a change in the Conversion Price of less than $0.01. Any adjustment of less than $0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of $0.01 or more in the Conversion Price.

          (g)   Reduction of Series C Conversion Price. The initial Conversion Price for the Series C Preferred Stock was established based upon the Corporation's representation and warranty in that certain Securities Purchase Agreement, dated as of July 15, 2004, by and among the Corporation and the purchasers of the Series C Preferred Stock named therein (as may be modified, supplemented or amended from time to time, the "Securities Purchase Agreement"), that the Series C Preferred Stock (on an as converted basis) represented no less than 30.67% of the Corporation's fully diluted capital stock as of the date of the Securities Purchase Agreement (assuming the Second Repurchase (as such term is defined in the Securities Purchase Agreement) was consummated as of such date). If such representation and warranty is determined to be untrue or incorrect, the Conversion Price then in effect shall be reduced (but not increased) by an amount such that the shares of Common Stock issuable upon the conversion of the Series C Preferred Stock issued on the Series C Original Issue Date was equal to 30.67% of the Corporation's fully diluted capital stock as of such date (calculated as described in the immediately preceding sentence).

          (h)   No Impairment. The Corporation will not, through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be reasonably necessary or appropriate in order to protect the Conversion Rights of the holders of Preferred Stock against impairment. Notwithstanding the foregoing, this provision shall not restrict the Corporation's right to amend its Certificate of Incorporation with the requisite stockholder consent.

          (i)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate for a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each adjusted holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in reasonable detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) all such adjustments and readjustments, (ii) the Conversion Rate at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares of Preferred Stock.

          (j)    Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property or receive any other right, the Corporation shall mail to each holder of Preferred Stock at least twenty (20) days prior to such record date a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

          (k)   Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

          (l)    Notices. Any notice required by the provisions of this Section 3 to be given to any holder of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at such holder's address appearing on the Corporation's books.

          (m)  Reissuance of Converted Shares. No shares of Preferred Stock which have been converted into Common Stock after the original issuance thereof shall ever again be reissued and all such shares so converted shall upon such conversion cease to be a part of the authorized shares of the Corporation.

        4.     Voting Rights.

          (a)   General Voting Rights. The holder of each share of Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which each share of Preferred Stock could be converted on the record date for the vote or consent of stockholders (or, if no record date is established, on the date such vote is taken or consent solicited) and, except as otherwise required by law, shall have voting rights and powers equal to the voting rights and powers of the Common Stock, provided, however, solely for purposes of this clause (a), that such number of shares of Common Stock issuable upon conversion of shares each series of Preferred Stock shall be determined without giving effect to any conversion in respect of accrued and unpaid dividends thereon. Any provision hereof that entitles any holders of shares of such series of Preferred Stock to consent or vote upon any matter, or take any action, based upon an "as converted to Common Stock" or similar basis shall be interpreted in the foregoing manner. The holder of each share of Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares of Common Stock into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half rounded upward to one).

          (b)   Board. The Corporation shall have a minimum of one (1) director and a maximum of five (5) directors, as determined by the vote or consent of the holders of a majority of the voting power of the Corporation's outstanding capital stock from time to time in accordance with any stockholder or voting agreement then in effect.

        5.     Protective Provisions.

          (a)   So long as any shares of Series A Preferred Stock or Series B Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as converted to Common Stock basis:

            (i)    Directly or indirectly redeem, purchase or otherwise acquire, or permit any subsidiary to redeem, purchase or otherwise acquire, any of the Corporation's equity securities, other than securities from employees, consultants and other service providers of the Corporation pursuant to the terms of employment agreements, option plans, and similar arrangements which have been approved by the Board and except as otherwise provided in Section 6 hereof or pursuant to Section 3.6 of the Amended and Restated Stockholders' Agreement of the Corporation, dated as of November 8, 2006, among the Corporation and certain of its stockholders (as amended, modified or supplemented from time to time, the "Stockholders' Agreement");

            (ii)   Make, or permit any subsidiary to make, any loans or advances to, or guarantees for the benefit of, any individual or entity (other, than a wholly-owned subsidiary established under the laws of a jurisdiction of the United States or any of its territorial possessions), except for reasonable advances to employees, consultants and other service providers in the ordinary course of business;

            (iii)  Except pursuant to Section 3.6 of the Stockholders' Agreement, merge or consolidate with any entity (other than a wholly-owned subsidiary of the Corporation or solely for purposes of reincorporating the Corporation in a different state) where the Corporation is not the surviving entity, unless the value to the holders of Series A Preferred Stock and Series B Preferred Stock in any such transaction exceeds $.60 per share of Series A Preferred Stock (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series A Preferred Stock after the Series A Original Issue Date) and $.8462 per share of Series B Preferred Stock (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series B Preferred Stock after the Series B Original Issue Date);

            (iv)  Except pursuant to Section 3.6 of the Stockholders' Agreement, sell, lease or otherwise dispose of, or permit any subsidiary to sell, lease or otherwise dispose of, all or substantially all of the Corporation's consolidated assets in any transaction or series of related transactions (other than sales in the ordinary course of business), unless the value to the holders of Series A Preferred Stock in any such transaction exceeds $.60 per share of Series A Preferred Stock (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series A Preferred Stock after the Series A Original Issue Date) and the value to the holders of Series B Preferred Stock in any such transaction exceeds $.8462 per share of Series B Preferred Stock (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series B Preferred Stock after the Series B Original Issue Date);

            (v)   Except pursuant to Section 3.6 of the Stockholders' Agreement, liquidate or dissolve the Corporation;

            (vi)  Except pursuant to Section 3.6 of the Stockholders' Agreement, make any amendment to the Corporation's Certificate of Incorporation or this Bylaws, or file any resolution of the Board with the Delaware Secretary of State containing any provisions, which would (i) alter or change the specific rights, powers, terms, preferences or privileges of the Series A Preferred Stock or Series B Preferred Stock; (ii) create any class or series of capital stock or other securities with any rights, powers, terms preferences or privileges senior to the Series A Preferred Stock or Series B Preferred Stock with respect to distributions, liquidation, or registration rights; (iii) increase the authorized size of the Board above five (5) members or otherwise change the composition of the Board or the manner by which the Board is elected; or (iv) otherwise materially adversely impair the rights of the holders of Series A Preferred Stock and holders of Series B Preferred Stock under the Corporation's Certificate of Incorporation or Bylaws (provided, however, the creation of any series of capital stock or other securities with any rights, powers, terms, preferences or privileges on a parity with the Series A Preferred Stock or Series B Preferred Stock shall not be deemed to materially adversely impair such rights); or

            (vii) Create, incur, assume, guarantee or be or remain liable with respect to indebtedness for borrowed money in excess of $1,000,000 other than borrowings listed on the Corporation's balance sheet as of June 30, 2004.

          (b)   So long as any shares of Series C Preferred Stock shall be outstanding, the Corporation shall not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock, take such actions as are described in Section 2.6 of the Stockholders' Agreement.

        6.     Redemption.

          (a)   Optional Redemption by Corporation. Subject to Section 6(a)(vi), at any time after December 14, 2006, the Corporation shall have the option to redeem, upon the approval of the Board, all but not less than all of the Series A Preferred Stock and the Series B Preferred Stock then outstanding, on the following terms and conditions:

            (i)    The Board shall select an independent business appraiser (who is a member of a recognized professional association) or a regionally or nationally recognized investment banking firm, which is reasonably acceptable to those holders of at least a majority of the Series A Preferred Stock and Series B Preferred Stock, voting together as a single class and on an as converted to Common Stock basis, to determine the then existing value of the Corporation on a going concern, fully-diluted basis as though the Corporation's securities were being traded in the public securities market, with no discount in such valuation due to the lack of liquidity of the Corporation's securities (the "Appraised Value"). The determination of the Appraised Value shall be valid and binding on the Corporation and all of its stockholders and the cost of the appraisal shall be borne by the Corporation.

            (ii)   The redemption price for each share of Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 6 (the "Redemption Price") shall be calculated as the sum of (A) the then applicable Series A Liquidation Preference or Series B Liquidation Preference per share, as the case may be, plus (B) an amount per share of Preferred Stock equal to the following:

AV × CR/CSFD

Where, AV = Appraised Value

  CR = Then applicable Conversion Rate for the applicable series of Preferred Stock

        CSFD = Total outstanding shares of Common Stock on a fully-diluted basis (assuming exercise or conversion of all then outstanding options, warrants and convertible securities of the Corporation into Common Units, including the Preferred Stock).

            (iii)  At least fifteen (15) days prior to the date on which the Corporation intends to redeem the Series A Preferred Stock and Series B Preferred Stock pursuant to this Section 6 (the "Redemption Date"), the Corporation shall deliver a revocable written notice, by first class or registered mail, postage prepaid, to each holder of Series A Preferred Stock and/or

    Series B Preferred Stock, at his, her or its address last shown on the records of the Corporation, notifying such holder of such redemption, specifying the Redemption Date, the Appraised Value and a description of the factors upon which the determination of the Appraised Value was based, the Redemption Price, and the date on which such holder's Conversion Rights (as described above) as to such shares of Preferred Stock shall terminate (the "Redemption Notice"). On or prior to the Redemption Date, each holder of Series A Preferred Stock and/or Series B Preferred Stock to be redeemed shall sign an acknowledgement of surrender of such Preferred Stock, in a form satisfactory to the Board, in the manner and at the place designated by the Corporation and, thereupon, the Redemption Price of such Preferred Stock shall be payable to the order of such holder. The Redemption Price due to each holder of Series A Preferred Stock and/or Series B Preferred Stock shall be payable, at the sole option of the Board, by either delivery on the Redemption Date of (x) a certified or bank cashier's check in an amount equal to 100% of the aggregate Redemption Price due to such holder or (y) a promissory note (each a "Series A/B Promissory Note") providing for payment of the Redemption Price over a period of up to three years, as determined by the Corporation, with approximately equal quarterly payments of principal, with simple interest at the Prime Rate as announced in the Wall Street Journal on the Redemption Date (adjusted quarterly). Such Series A/B Promissory Note shall be subordinate to all then existing indebtedness of the Corporation to any bank or other commercial lending institution, to the Series C Promissory Notes, and to any other then existing debt obligations of the Corporation (other than debt obligations to affiliates of the Corporation) not explicitly subordinated to such Series A/B Promissory Note. Interest shall be payable to the holders of Series A Preferred Stock and/or Series B Preferred Stock by the Corporation in arrears on a quarterly basis.

            (iv)  From and after the date a holder of Series A Preferred Stock and/or Series B Preferred Stock has received delivery of the Redemption Price, either by receipt of cash or a Series A/B Promissory Note as described above, all rights of such holder, as a holder of Series A Preferred Stock and/or Series B Preferred Stock, shall cease with respect to such redeemed Preferred Stock, and such redeemed Preferred Stock shall be transferred on the books of the Corporation and shall not be deemed to be outstanding for any purpose whatsoever. In the event the Corporation defaults in the payment of the Series A/B Promissory Note, the Corporation shall pay interest on the unpaid principal amount of the Series A/B Promissory Note, from the date of the default and for so long as such default is continuing, at the Prime Rate as announced in the Wall Street Journal on the date of default plus 5%.

            (v)   Notwithstanding anything to the contrary contained in this Section 6, the provisions contained in this Section 6 shall terminate and be of no further force or effect upon a Qualified Public Offering.

            (vi)  Notwithstanding anything to the contrary contained in this Section 6, (i) the provisions contained in this Section 6 shall not apply to the Series C Preferred Stock and (ii) the Corporation shall not exercise its rights under this Section 6 and shall not redeem any Series A Preferred Stock, or Series B Preferred Stock if any Series C Preferred Stock or any Series C Promissory Notes (as defined below) shall be issued and outstanding at the time of the proposed redemption.

          (b)   Mandatory Redemption.

            (i)    At any time after July 15, 2009, the holders of a majority of the shares of Series C Preferred Stock then outstanding may demand that the Corporation redeem all or any portion of each such holder's Series C Preferred Stock then outstanding for a cash amount per share

    (the "Redemption Amount") equal to the Series C Purchase Price (as appropriately adjusted for any stock splits, stock dividends, reverse stock splits, stock combinations, reclassifications and the like occurring with respect to the Series C Preferred Stock after the Series C Original Issue Date) plus all accrued and unpaid dividends. Such right may be exercised by delivery to the Corporation of a notice (a "Mandatory Redemption Notice") requesting such redemption. The Corporation shall redeem such Series C Preferred Stock on a date (a "Mandatory Redemption Date") that is not more than 30 calendar days after the date of delivery of a Mandatory Redemption Notice.

            (ii)   If the shares of Series C Preferred Stock are not redeemed on any Mandatory Redemption Date, the Corporation shall immediately deliver to the holders of Series C Preferred Stock promissory notes (the "Series C Promissory Notes") in an initial principal amount equal to the Redemption Amount which shall be repaid in three annual installments from the date of issuance. The Series C Promissory Notes shall accrue interest at the rate of 15% per annum (calculated assuming a 360-day year). If interest is not paid on any such annual installment date in cash, it shall compound on and as of such date and be added to the principal of the Series C Promissory Notes.

            (iii)  The Series C Promissory Notes shall be senior indebtedness of the Corporation (except that the Series C Promissory Notes shall be subordinate to all then existing indebtedness of the Corporation to any bank or other commercial lending institution and each holder of Series A Preferred Stock, and Series B Preferred Stock hereby agrees that each Series A/B Promissory Note shall be subordinated to the Series C Promissory Notes on terms satisfactory to the holders of a majority in principal amount of the Series C Promissory Notes. The Series C Promissory Notes shall have the benefit of all of the terms, covenants and provisions hereof which inure to the benefit of the holders of Series C Preferred Stock (including the benefit of Section 2.6 of the Stockholders' Agreement).

            (iv)  At any time on or after a Mandatory Redemption Date, each holder of record of shares of Series C Preferred Stock to be redeemed on such date shall be entitled to receive his, her or its Redemption Amount upon actual delivery to the Corporation or its agents of the certificate or certificates representing the shares to be redeemed. On a Mandatory Redemption Date, all rights in respect of such shares of Series C Preferred Stock to be redeemed, except the right to receive the Redemption Amount, shall cease and terminate (unless default shall be made by the Corporation in the payment of the Redemption Amount, in which event such rights shall be exercisable until such default is cured), and such shares shall no longer be deemed to be outstanding, whether or not the certificate or certificates representing such shares have been received by the Corporation.

            (v)   The Series C Preferred Stock shall not be redeemable at the option of the Corporation at any time.

        FIFTH.    The Corporation is to have perpetual existence.

        SIXTH.    Subject to Section 5 hereof, in furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the bylaws of the Corporation.

        SEVENTH.    The election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

  EIGHTH.

        1.     To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages or breach of fiduciary duty as a director. The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative, or investigative (a "Proceeding"), by reason of the fact that he or she or his or her testator or intestate is or was a director of the Corporation or any subsidiary of the Corporation or any predecessor of the Corporation or any subsidiary of the Corporation, or serves or served at any other enterprise as director at the request of the Corporation or any predecessor to the Corporation, or acted at the direction of any such director against all expense, liability and loss actually and reasonably incurred or suffered by such person in connection therewith.

        2.     Any indemnification under this Article VIII (unless ordered by a court) shall be made by the Corporation upon a determination that indemnification of the director is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).

        3.     Expenses (including attorneys' fees) incurred by a director of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director to repay all amounts so advanced in the event that it shall ultimately be determined that such director is not entitled to be indemnified by the Corporation as authorized in this Article VIII.

        4.     The indemnification and advancement of expenses provided by this Article VIII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation. All rights to indemnification under this Article VIII shall be deemed to be a contract between the Corporation and each director of the Corporation or any of its subsidiaries who serves or served in such capacity at any time while this Article VIII is in effect.

        5.     The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director of the Corporation or any of its subsidiaries, or is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VIII.

        6.     If this Article VIII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article VIII to the full extent permitted by any applicable portion of this Article VIII that shall not have been invalidated and to the full extent permitted by applicable law.

        7.     Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article VIII would accrue or arise, prior to such amendment, repeal of adoption of an inconsistent provision.

  NINTH.

        1.     Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case maybe, agree on any compromise or arrangement and to any reorganization of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of the Corporation, as the case may be, and also on the Corporation

        2.     The Corporation shall not enter into or become bound by any agreement which, by its terms, prevents the Corporation from complying with this Certificate of Incorporation or any agreement which benefits or grants rights to the holders of the Series C Preferred Stock without the prior written consent of at least a majority of the holders of Series C Preferred Stock.

        3.     If the holders of a majority of the outstanding Series C Preferred Stock shall at any time, in good faith, disagree with the Board's determination of "fair market value" hereunder, such holders may submit a notice of disagreement to the Corporation. During the three business days immediately following the Corporation's receipt of such notice, such holders and the Corporation shall negotiate in good faith to determine a mutually agreeable fair market value. If the parties remain unable to reach agreement after such period, they shall engage a valuation firm reasonably acceptable to the Corporation and such majority of holders to resolve such dispute (the "Valuation Firm"). Each of the holders and the Corporation shall provide (at the Corporation's expense) the Valuation Firm with copies of any documents, analyses or other information within its possession or control that the Valuation Firm reasonably requests in order to resolve such dispute. The Valuation Firm shall determine the fair market value as soon as practicable after its engagement to resolve the dispute using customary valuation techniques for other companies or businesses in the same or similar industries as the Corporation (and shall not apply any discount due to the fact that any Preferred Stock or other securities may constitute "restricted securities", may be illiquid or represent a minority interest in the Corporation). The Valuation Firm's determination of the fair market value shall be binding on all of the holders and the Corporation, and not subject to challenge or collateral attack for any reason. The Corporation shall pay all fees, costs and expenses of the Valuation Firm in connection with its engagement to resolve such dispute.

        The Corporation hereby elects not to be governed by Section 203 of the DGCL.

        TENTH.    Subject to Section 5 of Article IV above, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation; provided however, whenever this Certificate of Incorporation requires for action by the Board, the action by a specific director or for action by the holders of any series of shares of the Corporation, as the case may be, the vote or consent of a greater number of directors greater than required by law, the vote or consent of a specific director, or the vote or consent of more than a majority of holders of such series of shares, as the case may be, the provision of this Certificate of Incorporation requiring such greater or specific vote or consent shall not be altered, amended or repealed without first obtaining such greater or specific vote or consent to such alteration, amendment or repeal.

        ELEVENTH.

        1.     In anticipation that Insight Venture Partners IV, L.P. and/or its affiliates (collectively "Insight") will be, indirectly or directly, a substantial stockholder of the Corporation, and in recognition of (i) the benefits to be derived by the Corporation through its continued contractual, corporate and business relations with Insight (including service of officers, directors, partners, managers, employees or affiliates of Insight (collectively, "Insight Persons") as directors of the Corporation) and (ii) the difficulties attendant to any director, who desires and endeavors fully to satisfy such director's fiduciary duties, in determining the full scope of such duties in any particular situation, the provisions of this Article XI are set forth to regulate, define and guide the conduct of certain affairs of the Corporation as they may involve Insight and any Insight Persons, and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith.

        2.     Except as Insight may otherwise agree in writing, Insight shall have the right to (i) engage, directly or indirectly, in the same or similar business activities or lines of business as the Corporation and (ii) do business with any client, competitor or customer of the Corporation, with the result that the Corporation shall have no right in or to such activities or any proceeds or benefits therefrom, and neither Insight nor any Insight Person shall be liable to the Corporation or its stockholders for any breach of fiduciary duty claim arising solely by reason of any such activities of Insight or of such Insight Person's participation therein; provided, however, that the foregoing shall not protect Insight or any Insight Person from liability with respect to any such claim arising as a result of Insight's or such Insight Person's taking advantage of a corporate opportunity in violation of this paragraph (2) or as a result of Insight's or such Insight Person's use or disclosure of confidential, proprietary or other information received from the Corporation which is related to the business of the Corporation and is designated as confidential by the Corporation or not generally known or available to the public. Except as otherwise provided in this paragraph (2), in the event that Insight or any Insight Person acquires knowledge, from a person or entity other than the Corporation or any of its subsidiaries, or any of their respective officers, directors, consultants or employees and other than in connection with Insight's ownership of capital stock or participation on the Board, of a potential transaction or matter that may be a corporate opportunity for both Insight and the Corporation, Insight and such Insight Person shall have no duty to communicate or present such corporate opportunity to the Corporation and the Corporation hereby acknowledges that neither Insight nor such Insight Person shall be liable to the Corporation or its stockholders for any breach of fiduciary duty claim, including any breach of fiduciary duty claim as a stockholder of the Corporation, arising solely by reason of the fact that Insight pursues or acquires such corporate opportunity for itself, directs such corporate opportunity to another person or entity, or does not present such corporate opportunity to the Corporation. Notwithstanding anything contained in this Article XI to the contrary, if Insight or an Insight Person acquires knowledge, from the Corporation or any of its subsidiaries or any of their respective officers, directors, consultants or employees in connection with Insight's ownership of capital stock or participation on the Board, of a potential transaction or matter that may be a corporate opportunity for both the Corporation and Insight, such corporate opportunity shall belong to the Corporation, and Insight or such Insight Person shall be obligated to promptly advise the Corporation of the same.

        3.     For the purposes of this Article XI, "corporate opportunities" shall not include any business opportunities that the Corporation is not financially or contractually able to undertake, or that are, from their nature, not in the line of the Corporation's business or are of no practical advantage to it or that are ones in which the Corporation has no interest or reasonable expectancy.

        4.     Any person or entity purchasing or otherwise acquiring any interest in any shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article XI.

        5.     For purposes of this Article XI only, the "Corporation" shall mean the Corporation and all Corporations, partnerships, joint ventures, associations and other entities in which the Corporation beneficially owns (directly or indirectly) fifty percent or more of the outstanding voting stock, voting power or similar voting interests.

        6.     Notwithstanding anything in this Certificate of Incorporation to the contrary and in addition to any vote of the Board required by this Certificate of Incorporation, the affirmative vote of the holders of more than 80 percent of the voting power of the capital stock then outstanding, voting together as a single class and on an as converted to Common Stock basis, shall be required to alter, amend or repeal in a manner adverse to the interests of Insight or any Insight Person, or adopt any provision adverse to the interests of Insight or any Insight Person and inconsistent with, any provision of this Article XI.

        TWELFTH.    The Corporation and the holders of a majority of the applicable series of Preferred Stock shall be entitled to waive or amend any provision hereunder which affects the respective rights or preferences of such series of Preferred Stock, unless such provision explicitly requires otherwise.

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        IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by the undersigned officer this 8th day of November, 2006.

/s/ SCOTT DORSEY Scott Dorsey, President